                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            PARKER DRILLING COMPANY,

                           SAINTS ACQUISITION COMPANY

                                       AND

                         SUPERIOR ENERGY SERVICES, INC.







                                OCTOBER 28, 1998

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   THE MERGER

1.1   The Merger...........................................................  1
1.2   Closing Date.........................................................  2
1.3   Consummation of the Merger...........................................  2
1.4   Effects of the Merger................................................  2
1.5   Certificate of Incorporation; Bylaws.................................  2
1.6   Directors and Officers...............................................  2
1.7   Conversion of Superior Common Stock..................................  2
1.8   Exchange of Certificates.............................................  3
1.9   Stock Transfer Books.................................................  6
1.10  Taking of Necessary Action; Further Action...........................  6

                                ARTICLE II

                      REPRESENTATIONS AND WARRANTIES

2.1   Representations and Warranties of Parker and Sub.....................  6
      (a)      Organization and Compliance with Law........................  6
      (b)      Capitalization..............................................  7
      (c)      Authorization and Validity of Agreement.....................  8
      (d)      No Approvals or Notices Required; No Conflict with
               Instruments to which Parker or any of the Parker
               Subsidiaries is a Party.....................................  8
      (e)      Commission Filings; Financial Statements....................  9
      (f)      Absence of Undisclosed Liabilities..........................  9
      (g)      Conduct of Business in the Ordinary Course; Absence of
               Certain Changes and Events.................................. 10
      (h)      Tax Representation.......................................... 10
      (i)      Opinion of Financial Advisor................................ 11
      (j)      Interim Operations of Sub................................... 11
      (l)      Certain Business Practices.................................. 11
2.2   Representations and Warranties of Superior........................... 11
      (a)      Organization and Compliance with Law........................ 11
      (b)      Capitalization.............................................. 12
      (c)      Authorization and Validity of Agreement..................... 13
      (d)      No Approvals or Notices Required; No Conflict with
               Instruments to which Superior or any of the Superior
               Subsidiaries is a Party..................................... 13
      (e)      Commission Filings; Financial Statements.................... 14
      (f)      Absence of Undisclosed Liabilities.......................... 14


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
      (g)      Conduct of Business in the Ordinary Course; Absence of
               Certain Changes and Events.................................. 15
      (h)      Litigation.................................................. 15
      (i)      Employee Benefit Plans...................................... 16
      (j)      Taxes....................................................... 17
      (k)      Environmental Matters....................................... 19
      (l)      Severance Payments.......................................... 20
      (m)      Voting Requirements......................................... 21
      (n)      Section 162(m) of the Code.................................. 21
      (o)      Brokers..................................................... 21
      (p)      Labor Relations............................................. 21
      (q)      Insurance................................................... 21
      (r)      Title to Properties......................................... 21
      (s)      Permits; Compliance......................................... 22
      (t)      Contingent Payment Obligations.............................. 22
      (u)      Certain Business Practices.................................. 22
      (v)      Opinion of Financial Advisor................................ 22

                                ARTICLE III

             COVENANTS OF SUPERIOR PRIOR TO THE EFFECTIVE TIME

3.1   Conduct of Business by Superior Pending the Merger................... 23
3.2   No Solicitation...................................................... 25
3.3   Affiliate Letters.................................................... 26
3.4   Obtain Tax Opinion................................................... 26

                                ARTICLE IV

              COVENANTS OF PARKER PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by Parker Pending the Merger..................... 26
4.2   Stock Exchange Listing............................................... 26
4.3   Obtain Tax Opinion................................................... 26
4.4   Available Information................................................ 27
4.5   Future Acquisitions.................................................. 27

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

5.1   Meetings of Stockholders............................................. 27
5.2   Registration Statement; Proxy Statements............................. 28
5.3   Appropriate Action; Consents; Filings................................ 29
5.4   Accountants Letters.................................................. 31


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
5.5   Pooling of Interests................................................. 31
5.6   Superior Employee Benefits........................................... 31
5.7   Superior Stock Options............................................... 32
5.8   [Intentionally omitted].............................................. 33
5.9   Tax-Free Reorganization.............................................. 33
5.10  Indemnification...................................................... 34

                                ARTICLE VI

                                CONDITIONS

6.1   Conditions to Obligation of Each Party to Effect the Merger.......... 35
6.2   Additional Conditions to Obligations of Parker....................... 36
6.3   Additional Conditions to Obligations of Superior..................... 37

                                ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

7.1   Termination.......................................................... 38
7.2   Effect of Termination................................................ 39
7.3   Waiver and Amendment................................................. 39
7.4   Fees, Expenses and Other Payments.................................... 39

                               ARTICLE VIII

                            GENERAL PROVISIONS

8.1   Effectiveness of Representations, Warranties and Agreements.......... 40
8.2   Public Statements.................................................... 40
8.3   Assignment........................................................... 41
8.4   Notices.............................................................. 41
8.5   Governing Law........................................................ 41
8.6   Severability......................................................... 42
8.7   Counterparts......................................................... 42
8.8   Headings............................................................. 42
8.9   Entire Agreement; Third Party Beneficiaries.......................... 42
8.10  Specific Performance................................................. 42
8.11  Disclosure Letters................................................... 42


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
                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of the 28th day of October, 1998 (the "Agreement"), is among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company, a newly formed Delaware corporation and a wholly owned subsidiary of Parker ("Sub"), and Superior Energy Services, Inc., a Delaware corporation ("Superior").

                                   WITNESSETH:

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Parker, Sub and Superior, and Parker as sole stockholder of Sub, have approved the merger of Sub with and into Superior (the "Merger"), whereby each issued and outstanding share of common stock, par value $0.001 per share, of Superior ("Superior Common Stock") not owned directly or indirectly by Superior will be converted into the right to receive 0.90 of a share of common stock, par value $0.16 2/3 per share, of Parker ("Parker Common Stock");

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes a plan of reorganization;

         WHEREAS, the Merger is intended to be treated as a "pooling of interests" for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into Superior. As a result of the Merger, the separate corporate existence of Sub shall cease and Superior shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Superior and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Superior and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

         1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin Street, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Section 6.1 or at such other time and place and on such other date as Parker and Superior shall agree, or if no date has been agreed to, any date specified by one party to the other upon three days' notice following satisfaction of the conditions set forth in Section 6.1, provided that the other closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

         1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger (as that term is used in this Agreement) shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the mutual agreement of Parker and Superior.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         1.5 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation and Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation, provided that they shall be amended as of the Effective Time to reflect that the name of the Surviving Corporation shall be "Superior Energy Services, Inc."

         1.6 DIRECTORS AND OFFICERS. The officers and directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified, shall be as set forth on Annex I attached hereto.

         1.7 CONVERSION OF SUPERIOR COMMON STOCK.

             (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Superior Common Stock or any shares of capital stock of Sub, and subject to Section 1.8(f), each share of Superior Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(b)) shall be converted into the right to receive 0.90 of a share of Parker Common Stock (the "Merger Consideration"); provided, however, that if, between the date hereof and the Effective Time, the outstanding shares of Parker Common Stock or Superior Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Superior Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a


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
certificate representing any such shares of Superior Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

             (b) Each share of Superior Common Stock held in the treasury of Superior and each share of Superior Common Stock owned by Sub, Parker or any direct or indirect wholly owned subsidiary of Parker or of Superior immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

             (c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, $.001 par value per share, of the Surviving Corporation.

         1.8 EXCHANGE OF CERTIFICATES.

             (a) From and after the Effective Time, (i) Parker shall make available to a bank or trust company designated by Parker (the "Exchange Agent"), for the benefit of the holders of shares of Superior Common Stock, for exchange in accordance with this Section 1.8, through the Exchange Agent, certificates evidencing such number of shares of Parker Common Stock issuable to holders of Superior Common Stock in the Merger pursuant to Section 1.7. The Exchange Agent shall, pursuant to irrevocable written instructions from Parker, deliver the Parker Common Stock, together with any cash to be paid in lieu of fractional interests in shares of Parker Common Stock pursuant to Section 1.8(f) and any dividends or distributions related thereto (collectively, the "Exchange Fund"), in exchange for certificates theretofore evidencing Superior Common Stock surrendered to the Exchange Agent pursuant to Section 1.8(c). Except as contemplated by Sections 1.8(f) and (g) hereof, the Exchange Fund shall not be used for any other purpose.

             (b) As promptly as practicable after the Effective Time, Parker shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Superior Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

             (c) Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parker Common Stock, if any, to which such holder is entitled pursuant to Section 1.7 and (ii) cash in lieu of any fractional shares of Parker Common Stock to which such holder is entitled pursuant to Section 1.8(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(d) (together, the "Additional Payments"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Superior Common Stock which is not registered in the transfer records of Superior, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Superior Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect to the shares of Superior Common Stock formerly represented thereby and Additional Payments, if any.

             (d) No dividends or other distributions declared or made after the Effective Time with respect to Parker Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parker Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 1.8(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parker Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parker Common Stock to which such holder is entitled pursuant to Section 1.8(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parker Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parker Common Stock. After the Effective Time, each outstanding Certificate which theretofore represented shares of Superior Common Stock shall, until surrendered for exchange in accordance with this Section 1.8, be deemed for all purposes to evidence ownership of the number of shares of Parker Common Stock into which the shares of Superior Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

             (e) All shares of Parker Common Stock issued or cash paid upon conversion of the shares of Superior Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Superior Common Stock.

             (f) Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional shares of Parker Common Stock shall be issued in connection with the Merger, and any such fractional share interests to which a holder of record of Superior Common Stock at the Effective Time would otherwise be entitled will not entitle such holder to vote or to any rights of a stockholder of Parker. In lieu of any such fractional shares, each holder of record of Superior Common Stock at the Effective Time who but for the provisions of this Section 1.8(f) would be entitled to receive a fractional interest of a share of Parker Common Stock pursuant to the Merger shall be paid cash, without any interest thereon, equal to the fraction of a share of Parker Common Stock to which such holder would be entitled but for this provision multiplied by the closing price of the Parker Common Stock on the New York Stock Exchange on the Effective Date.


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
             (g) Any portion of the Exchange Fund (including any shares of Parker Common Stock) which remains undistributed to the holders of Superior Common Stock for six months after the Effective Time shall be delivered to Parker, upon demand, and any holders of Superior Common Stock who have not theretofore complied with Sections 1.7 and 1.8 shall thereafter look only to Parker for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Superior Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Parker, free and clear of any claims or interest of any person previously entitled thereto.

             (h) None of the Exchange Agent, Parker or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parker Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

             (i) Each of the Surviving Corporation and Parker shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parker, as the case may be, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parker, as the case may be.

             (j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and Additional Payments, if any.

             (k) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or Superior acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and Superior or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

         1.9 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Superior shall be closed and there shall be no further registration of transfers of shares of Superior Common Stock thereafter on the records of Superior. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parker for any reason shall be converted into the Merger Consideration and Additional Payments, if any.

         1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation all right, title and possession to all assets, property, rights, privileges, powers and franchises of Superior or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF PARKER AND SUB. Parker and Sub hereby jointly and severally represent and warrant to Superior that:

              (a) Organization and Compliance with Law. Each of Parker and its consolidated significant subsidiaries as defined in Rule 1.02 of Regulation S-X (the "Parker Subsidiaries") is a corporation, a limited liability company or a limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Parker and the Parker Subsidiaries, taken as a whole (a "Parker MAE"). A Parker MAE shall not be deemed to include material adverse changes affecting the contract drilling industry or the United States economy generally. Except as set forth in Section 2.1(a) of the disclosure letter delivered by Parker to Superior on the date hereof (the "Parker Disclosure Letter"), each of Parker and the Parker Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Parker MAE. Each of Parker and the Parker Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Parker MAE.


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
              (b) Capitalization.

                  (i) The authorized capital stock of Parker consists of 120,000,000 shares of Parker Common Stock, and 1,942,000 shares of preferred stock, par value $1.00 per share ("Parker Preferred Stock"). As of September 30, 1998, there were issued and outstanding 76,783,045 shares of Parker Common Stock, 482,044 shares of Parker Common Stock were held as treasury shares, and no shares of Parker Preferred Stock were issued and outstanding but 120,000 shares have been designated as Junior Participating Preferred Stock, par value $.01 per share. All issued shares of Parker Common Stock were validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in Section 2.1(b) of the Parker Disclosure Letter, and except for shares reserved for issuance pursuant to Parker stock plans described in Section 2.1(b) of Parker Disclosure Letter and pursuant to the 5 1/2% Convertible Subordinated Debentures due 2004 (the "Convertible Debentures"), no shares of Parker Common Stock are reserved for issuance, and except for Parker's obligations under that certain Rights Agreement dated as of July 14, 1998 between Parker and Norwest Bank Minnesota, N.A., as Rights Agent, there are no contracts, agreements, commitments or arrangements obligating Parker (i) to offer, sell, issue or grant any capital stock of Parker or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding capital stock of Parker or to grant any lien on any shares of capital stock of Parker. All shares of Parker Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. Except as set forth in Section 2.1(b) of the Parker Disclosure Letter, Parker is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Parker.

                  (ii) As of September 30, 1998, there were outstanding options to purchase 5,597,500 shares of Parker Common Stock pursuant to the plans and agreements referenced in Section 2.1(b)(i) above ("Parker Options"), and 11,371,020 shares were reserved for issuance upon conversion of the Convertible Debentures.

                  (iii) As of the date hereof, the authorized capital stock of
              Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which were validly issued and are fully paid and nonassessable and are owned by Parker.

                  (iv) Except as set forth in Section 2.1(b) of the Parker Disclosure Letter, all outstanding shares of the Parker Subsidiaries (A) are owned by Parker or a wholly owned subsidiary of Parker, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. Except as set forth in Section 2.1(b) of the Parker Disclosure

              Letter, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Parker Subsidiaries, or contracts, understandings or arrangements to which Parker or a Parker Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Parker Subsidiary.

              (c) Authorization and Validity of Agreement. Parker and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Parker and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parker and Sub (other than, with respect to the approval of the issuance of shares of Parker Common Stock pursuant to the Merger (the "Share Issuance") and the approval of an amendment to Parker's Restated Certificate of Incorporation to increase the authorized share capital (the "Charter Amendment"), by the holders of a majority of the outstanding shares of Parker Common Stock in accordance with Section 5.1(b)). On or prior to the date hereof, the Board of Directors of Parker has determined to recommend approval of the Share Issuance and the Charter Amendment to the stockholders of Parker, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Parker and Sub and is the valid and binding obligation of Parker and Sub, enforceable against Parker and Sub in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

              (d) No Approvals or Notices Required; No Conflict with Instruments to which Parker or any of the Parker Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Parker or Sub of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby by Parker and Sub, will (i) except for the requirement of a Charter Amendment to increase the authorized share capital, conflict with the certificate of incorporation or bylaws or other equivalent organizational documents of Parker or the charter or bylaws of any of the Parker Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Parker or any of the Parker Subsidiaries; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
         (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger by Sub in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Parker or any of the Parker Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Parker or any of the Parker Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parker or any of the Parker Subsidiaries is a party or by which Parker or any of the Parker Subsidiaries or any of their respective assets or properties is bound or encumbered, except (A) the approval by the stockholders of Parker in accordance with Section 5.1(b), (B) those that have already been given, obtained or filed, (C) those that are required pursuant to bank loan agreements, as set forth in Section 2.1(d) of the Parker Disclosure Letter, which will be obtained prior to the Effective Time, or (D) those that, in the aggregate, would not have a Parker MAE.

              (e) Commission Filings; Financial Statements. Parker and each of the Parker Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Parker with the Commission since August 31, 1996 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Parker Commission Filings." As of the respective dates of their filing with the Commission, the Parker Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              Each of the consolidated financial statements (including any related notes or schedules) included in the Parker Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Parker and the Parker Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

              (f) Absence of Undisclosed Liabilities. Except as disclosed in
         Section 2.1(f) of the Parker Disclosure Letter or in the Parker Commission Filings, as of the date of this Agreement, neither Parker nor any of the Parker Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a Parker MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of Parker as of August 31, 1997 or May 31, 1998, included in the Parker Commission Filings or reflected in the notes thereto. Neither Parker nor any Parker Subsidiary has incurred or paid any liability since May 31, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

              (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since August 31, 1997, except as contemplated by this Agreement or as disclosed in the Parker Commission Filings filed with the Commission prior to the date hereof or as set forth in Section 2.1(g) of the Parker Disclosure Letter, Parker and the Parker Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Parker MAE or any condition, event or development that reasonably may be expected to result in a Parker MAE; (ii) any material change by Parker in its accounting methods, principles or practices; (iii) any revaluation by Parker or any of the Parker Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividends or distributions in respect of Parker Common Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Parker Subsidiaries; (v) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Parker and the Parker Subsidiaries, taken as a whole; (vi) any increase in indebtedness for borrowed money other than borrowings under existing credit facilities or indebtedness incurred in the ordinary course of business; or (vii) any granting of a security interest in or lien on any material property or assets of Parker and the Parker Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) maritime liens and mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question; and (D) liens securing indebtedness incurred in the ordinary course of business (collectively, "Permitted Liens").

              (h) Tax Representation. Parker has no plan or intention to (i) liquidate the Surviving Corporation; (ii) merge the Surviving Corporation with or into another corporation; (iii) sell or otherwise dispose of the stock of the Surviving Corporation except for transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation; (iv) cause the Surviving Corporation to issue additional shares of its capital stock that would result in Parker's losing control (within the meaning of section 368(c) of the Code), of the Surviving Corporation; (v) cause or permit the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation; or (vi) reacquire or cause any person related (as defined in Treas. Reg.
         Section 1.368-1(e)(3)) to Parker to acquire any of the Parker Common Stock issued to the Superior stockholders pursuant to the Merger. Neither Parker nor any of the Parker Subsidiaries own any Superior Common Stock. Following the Merger, the Surviving Corporation will continue its historic business (within the meaning of Treas. Reg.
         Section 1.368-1(d)) or use a
         significant portion of its historic business assets (within the meaning of Regulation 1.368-1(d)) in a trade or business.

              (i) Opinion of Financial Advisor. Parker has received the opinion of Jefferies & Company, Inc. on the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to Parker.

              (j) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

              (k) No agent, broker, person or firm acting on behalf of Parker is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein, except fees to Jefferies & Company, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, both to be paid by Parker.

              (l) Certain Business Practices. As of the date of this Agreement, neither Parker or any of the Parker Subsidiaries nor any director, officer, employee or agent of Parker or any of the Parker Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended (the "SSA"), or (iv) made any other unlawful payment.

         2.2 REPRESENTATIONS AND WARRANTIES OF SUPERIOR. Superior hereby represents and warrants to Parker that:

              (a) Organization and Compliance with Law. Each of Superior and its consolidated subsidiaries (the "Superior Subsidiaries") is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Superior and the Superior Subsidiaries, taken as a whole (a "Superior MAE"). A Superior MAE shall not be deemed to include material adverse changes affecting the oilfield services industry or the United States economy generally. Except as set forth in Section 2.2(a) of the disclosure letter delivered by Superior to Parker on the date hereof (the "Superior Disclosure Letter"), each of Superior and the Superior Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Superior MAE. Each of Superior and the Superior Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Superior MAE.

              (b) Capitalization.

                  (i) The authorized capital stock of Superior consists of 40,000,000 shares of Superior Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Superior Preferred Stock"). As of October 26, 1998, there were issued and outstanding 28,792,523 shares of Superior Common Stock, 474,500 shares of Superior Common Stock were held as treasury shares and no shares of Superior Preferred Stock were issued and outstanding. All issued shares of Superior Common Stock were validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in
         Section 2.2(b) of the Superior Disclosure Letter, Superior is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Superior.

                  (ii) As of the date hereof, there were outstanding options (the "Superior Options") to purchase an aggregate of 1,726,500 shares of Superior Common Stock under the Amended and Restated Superior, Inc. 1995 Stock Incentive Plan (the "Superior Stock Option Plan"). Other than as set forth in this Section 2.2(b) and in Section 2.2(b) (ii) of the Superior Disclosure Letter, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Superior outstanding other than Superior Common Stock issuable pursuant to the exercise of Superior Options or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Superior, or contracts, understandings or arrangements to which Superior is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                  (iii) Except as set forth in Section 2.2(b) of the Superior Disclosure Letter, all outstanding shares of capital stock of the Superior Subsidiaries (A) are owned by Superior or a wholly owned subsidiary of Superior, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and
         (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Superior Subsidiaries, or contracts, understandings or arrangements to which Superior or a Superior Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Superior Subsidiary. There are not now, and at the Effective Time there will not be, any outstanding contractual obligations of Superior or any of the Superior Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of any such Superior Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Superior Subsidiary or any other entity.

                  (iv)  Except for the Superior Subsidiaries or as set forth in
         Section 2.2(b) of the Superior Disclosure Letter, Superior does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

              (c) Authorization and Validity of Agreement. Superior has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Superior of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by its stockholders as provided for in
         Section 5.1(a)). On or prior to the date hereof, the Board of Directors of Superior has determined to recommend approval of the Merger to the stockholders of Superior, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Superior and is the valid and binding obligation of Superior, enforceable against Superior in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

              (d) No Approvals or Notices Required; No Conflict with Instruments to which Superior or any of the Superior Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Superior of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Superior, will
         (i) conflict with the certificate of incorporation or bylaws of Superior or the charter or bylaws or other equivalent organizational documents of any of the Superior Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Superior or any of the Superior Subsidiaries; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Superior or any of the Superior Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Superior or any of the Superior Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Superior or any of the Superior Subsidiaries is a party or by which Superior or any of the Superior Subsidiaries or any of their respective assets or properties is bound or encumbered, except (A) the approval by the stockholders of Superior of this Agreement in accordance with Section 5.1(a), (B) those that have already been given, obtained or filed, (C) those that are required pursuant to bank loan agreements, as set forth in Section 2.2(d) of the Superior Disclosure Letter, which Superior will use its reasonable efforts to obtain prior to the Effective Time, and (D) those that, in the aggregate, would not have a Superior MAE.

              (e) Commission Filings; Financial Statements. Superior and each of the Superior Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Superior with the Commission since January 1, 1996 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Superior Commission Filings." As of the respective dates of their filing with the Commission, the Superior Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              Each of the consolidated financial statements (including any related notes or schedules) included in the Superior Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Superior and the Superior Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

              (f) Absence of Undisclosed Liabilities. Except as disclosed in
         Section 2.2(f) of the Superior Disclosure Letter or in the Superior Commission Filings, as of the date of this Agreement, neither Superior nor any of the Superior Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a Superior MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of Superior as of December 31, 1997 or June 30, 1998, included in the Superior Commission Filings or reflected in the notes thereto. Neither Superior nor any Superior Subsidiary has incurred or paid any liability since June 30, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

              (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1998, except as contemplated by this Agreement or as disclosed in the Superior Commission Filings filed with the Commission prior to the date hereof or as set forth in Section 2.2(g) of the Superior Disclosure Letter, Superior and the Superior Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Superior MAE, or any condition, event or development that reasonably may be expected to result in a Superior MAE; (ii) any material change by Superior in its accounting methods, principles or practices; (iii) any revaluation by Superior or any of the Superior Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Superior or any of the Superior Subsidiaries into any commitment or transaction material to Superior and the Superior Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of Superior Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Superior Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Superior and the Superior Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than an increase as a result of borrowings under existing credit facilities or indebtedness incurred in the ordinary course of business;
         (viii) any granting of a security interest in or lien on any material property or assets of Superior and the Superior Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Superior or any of the Superior Subsidiaries other than those that are required under existing contractual arrangements.

              (h) Litigation. Except as disclosed in the Superior Commission Filings or as set forth in Section 2.2(h) of the Superior Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings (including any proceedings in arbitration) pending or, to the knowledge of Superior, threatened against or affecting Superior or any of the Superior Subsidiaries or any of their respective properties at law or in equity, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate if adversely determined could have a Superior MAE, or that involve the risk of criminal liability. There are no claims pending or, to the knowledge of Superior, threatened by any present or former officer, director, employee or affiliate against Superior or any of the Superior Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any action, suit, investigation or proceeding pending in any court or before or by any governmental authority.

              (i) Employee Benefit Plans.

                  (i) Section 2.2(i) of the Superior Disclosure Letter provides a list of each of the following which is sponsored, maintained or contributed to by Superior, a Superior Subsidiary or any corporation, trade, business or entity under common control with Superior or a Superior Subsidiary within the meaning of section 414(b),
         (c), (m) or (o) of the Code or Section 4001 of ERISA (as defined below) (a "Superior ERISA Affiliate") for the benefit of its current or former employees, officers or directors as of the Closing Date:

                        (A) each "employee benefit plan" ("Plan"), as such term
                  is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

                        (B) each personnel policy, stock option plan, collective
                  bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in
                  Section 2.2(i)(i)(A) ("Benefit Program or Agreement").

         True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been or on request will be furnished to Parker.

                  (ii) None of Superior, any Superior Subsidiary or any Superior ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (iii) Except as otherwise set forth in Section 2.2(i) of the Superior Disclosure Letter:

                        (A) each Plan and each Benefit Program or Agreement has
                  been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                        (B) there is no matter pending with respect to any of
                  the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Superior, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                        (C) no act, omission or transaction has occurred which
                  would result in the imposition on Superior, any Superior Subsidiary or any Superior ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to Subsections (c), (i) or (1) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                        (D) the execution and delivery of this Agreement and the
                  consummation of the transactions contemplated hereby will not require Superior, any Superior Subsidiary or any Superior ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement; and

                        (E) each of the Plans intended to be qualified under
                  section 401 of the Code (1) satisfies in form the requirements of such section except to the extent amendments are not required by law to be made until a date after the Closing Date, (2) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status,
                  (3) has not, since receipt of the most recent favorable determination letter, been amended, and (4) has not been operated in a way that would adversely affect its qualified status.

                  (iv) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated hereby, or under the Plans or Benefit Programs or Agreements that would be reasonably likely to result in the imposition of the sanctions imposed under sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

                  (v) Each Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

              (j) Taxes. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, all federal and all material state, local, foreign returns, declarations, reports, including claims for refunds, estimates, information returns and statements (including any amendments thereof) ("Tax Returns") of or relating to any Taxes (as hereinafter defined) that are required to be filed on or before the Closing Date by or with respect to Superior or any of the Superior Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of section 1504(a) of the Code) of corporations of which Superior was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed with appropriate governmental authorities, and all Taxes, including interest and penalties, due and payable with respect to the periods covered by such Tax Returns or otherwise required to be duly paid or deposited by or with respect to Superior or any of the Superior Subsidiaries have been paid or adequately provided for in reserves established by Superior. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, all U.S. Federal Income Tax Returns of or with respect to Superior or any of the Superior Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1994. There is no material claim against Superior or any of the Superior Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Superior or any of the Superior Subsidiaries that has not been adequately provided for in reserves established by Superior in the consolidated financial statements included in the Superior Commission Filings. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Superior Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Superior and the Superior Subsidiaries through the periods covered thereby. Superior and each of the Superior Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from Superior or any of the Superior Subsidiaries, and none of such Tax Returns are now under audit or examination by any federal, state, local or foreign or other governmental entity. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of either Superior or the Superior Subsidiaries. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, neither Superior nor any of the Superior Subsidiaries (i) has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns with Superior, for any taxable period which is not now closed by the applicable statute of limitations, (ii) is a party to any tax sharing or tax indemnity agreement, or (iii) has any liability for Taxes of any other person (other than current members of Superior's affiliated group of corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Superior nor the Superior Subsidiaries has any income or gain resulting from any intercompany transaction as described in Treas. Reg. Section 1.1502-13.

              Superior and the Superior Subsidiaries have made available to Parker true and correct copies of all federal, state and local income and franchise Tax Returns, examination reports and statements of deficiencies asserted or assessed against or agreed to by Superior or any Superior Subsidiary for all open Tax periods. None of the assets of Superior or the Superior Subsidiaries (i) is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of section 168(h) of the Code, or (iii) secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

              For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, severance, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, disability or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and custom duties, tariffs and similar charges whether or not disputed.

              (k) Environmental Matters. Except for matters disclosed in the Superior Commission Filings or as set forth in Section 2.2(k) of the Superior Disclosure Letter and except for matters that in the aggregate would not have a Superior MAE, (i) the properties, operations and activities of Superior and the Superior Subsidiaries comply with all applicable Environmental Laws (as defined below); (ii) Superior and the Superior Subsidiaries and the properties and operations of Superior and the Superior Subsidiaries are not subject to any existing, pending or, to the knowledge of Superior, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Superior or the Superior Subsidiaries under any Environmental Law in connection with any aspect of the business of Superior or the Superior Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger, and Superior and the Superior Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Superior and the Superior Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by the U.S. Coast Guard and Minerals Management Service pursuant to OPA (as hereinafter defined) or by any other governmental authority under any other Environmental Law, and Superior and the Superior Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the knowledge of Superior, there are no physical or environmental conditions existing on any property of Superior and the Superior Subsidiaries or resulting from Superior's and the Superior Subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Environmental Laws; (vi) to the knowledge of Superior, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Superior or any of the Superior Subsidiaries or used in connection with any of their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Superior, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Laws; (vii) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by Superior or the Superior Subsidiaries or in connection with any of their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and (viii) Superior and the Superior Subsidiaries have made available to Parker true and correct copies of all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Superior and the Superior Subsidiaries relating to any of the current or former properties or operations of Superior and the Superior Subsidiaries.

              For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, county, city and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the party in question.

              (l) Severance Payments. Except as set forth in Section 2.2(l) of the Superior Disclosure Letter, none of Superior or the Superior Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

              (m) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Superior Common Stock is the only vote of the holders of any class or series of the capital stock of Superior necessary to approve this Agreement and the Merger.

              (n) Section 162(m) of the Code. Except as disclosed in Section 2.2(n) of the Superior Disclosure Letter, the disallowance of a deduction under section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Superior or the Surviving Corporation or any of their subsidiaries under any contract, benefit plan, program, arrangement or understanding of Superior currently in effect.

              (o) Brokers. No agent, broker, person or firm acting on behalf of Superior is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein, except fees to Johnson Rice & Company L.L.C. to be paid by Superior.

              (p) Labor Relations. Except as set forth in Section 2.2(p) of the Superior Disclosure Letter, neither Superior nor any of the Superior Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with respect to a labor union or labor organization, and, to the knowledge of Superior, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Superior or any of the Superior Subsidiaries. There are no unfair labor practice complaints against Superior or any of the Superior Subsidiaries pending before the National Labor Relations Board and there is no labor strike, dispute, slow down or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Superior, threatened against Superior or any of the Superior Subsidiaries, except for any such proceedings which would not reasonably be expected to have a Superior MAE.

              (q) Insurance. Section 2.2(q) of the Superior Disclosure Letter sets forth a list and brief description of the insurance policies of Superior and the Superior Subsidiaries relating to their properties and the conduct of their business. All premiums due and arising thereon have been paid and such policies are in full force and effect. True and correct copies of all such insurance policies have been or on request will be made available to Parker.

              (r) Title to Properties. Superior or the Superior Subsidiaries, individually or together, have good and marketable title to all of the properties reflected in Superior's consolidated balance sheet as of June 30, 1998 (the "Consolidated Balance Sheet"), other than any properties reflected in Superior's Consolidated Balance Sheet that (i) have been sold or otherwise disposed of since the date of Superior's Consolidated Balance Sheet in the ordinary course of business consistent with past practice or (ii) are not, individually or in the aggregate, material to Superior, free and clear of security interests or liens, other than (y) liens the existence of which is reflected in Superior's Consolidated Financial Statements, and (z) Permitted Liens. Superior or the Superior Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in Superior's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to operating leases, and enjoy peaceful and undisturbed possession of such properties under such leases, other than
         (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto since the date of Superior's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not material to Superior. Neither Superior nor any Superior Subsidiary has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, could not reasonably be expected to have a Superior MAE.

              (s) Permits; Compliance. Superior and the Superior Subsidiaries have obtained all permits, licenses, authorizations, orders, certificates, registrations or other approvals (collectively, "Permits") that are necessary to carry on their businesses as currently conducted, except for any such Permits as to which, individually or in the aggregate, the failure to possess could not reasonably be expected to have a Superior MAE. Such Permits are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Superior MAE and no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Permits, except where the suspension, revocation or cancellation of such Permits could not reasonably be expected to have a Superior MAE.

              (t) Contingent Payment Obligations. Set forth in Section 2.2(t) of the Superior Disclosure Letter is a listing of all contingent amounts required by Superior or any Superior Subsidiary to be paid after the Effective Time relating to acquisitions by Superior or any Superior Subsidiary completed prior to the Effective Time.

              (u) Certain Business Practices. As of the date of this Agreement, neither Superior or any of the Superior Subsidiaries nor any director, officer, employee or agent of Superior or any of the Superior Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the FCPA, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
         Section 1128B(b) of the SSA, or (iv) made any other unlawful payment.

              (v) Opinion of Financial Advisor. Superior has received the opinion of Johnson Rice & Company on the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Superior Common Stock.

                                   ARTICLE III

                COVENANTS OF SUPERIOR PRIOR TO THE EFFECTIVE TIME

         Superior covenants and agrees as follows:

         3.1 CONDUCT OF BUSINESS BY SUPERIOR PENDING THE MERGER. From the date of this Agreement until the Effective Time, unless Parker shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 3.1 of the Superior Disclosure Letter:

              (a) the business of Superior and the Superior Subsidiaries shall be conducted only in, and Superior and the Superior Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

              (b) Superior shall not, directly or indirectly, (i) issue, sell, pledge, dispose of or encumber, or permit any Superior Subsidiary to issue, sell, pledge, dispose of or encumber, any capital stock of Superior or any Superior Subsidiary except upon the exercise of the options set forth in Section 2.2(b)(ii) of the Superior Disclosure Letter, upon the exercise of Superior Options or upon conversion of any convertible securities of Superior outstanding as of the date of this Agreement; (ii) amend or propose to amend the respective charters or bylaws of Superior or any Superior Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the Superior Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) enter into, adopt or (except as may be required by law and except for an amendment to the Superior Stock Option Plan (or any option agreements existing thereunder) to provide the Board of Directors of Superior (or a duly appointed committee thereof) with the power to take the actions required pursuant to
         Section 5.7) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) increase in any manner the compensation or fringe benefits of any director, officer or key employee, other than those that are required under existing contractual arrangements; (viii) except as provided in Section 5.7, pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;
         (ix) commence any legal proceedings other than in accordance with past practice or settle any legal proceedings or claims against Superior or any Superior Subsidiary not covered by insurance for an amount or amounts in excess of $50,000 in the aggregate; or (x) lend or advance any funds or otherwise extend credit to any person other than Superior or a Superior

         Subsidiary except for advances to employees for business related expenses consistent with past practice and trade credit extended in the ordinary course of business;

              (c) Superior shall use its reasonable efforts (i) to preserve intact the business organization of Superior and each of the Superior Subsidiaries; (ii) to maintain in effect any authorizations or similar rights of Superior and each of the Superior Subsidiaries; (iii) to keep available the services of the current officers and key employees of Superior and the Superior Subsidiaries; (iv) to preserve the goodwill of those having business relationships with it and the Superior Subsidiaries; (v) to maintain and keep its properties and the properties of the Superior Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the Superior Subsidiaries;

              (d) Without the prior written consent of Parker, which consent will not be unreasonably withheld, Superior shall not make or agree to make, or permit any of the Superior Subsidiaries to make or agree to make, new capital expenditures; provided, however, that Superior may incur up to $5.3 million of capital expenditures in the fourth quarter of 1998 pursuant to their 1998 capital expenditure budget previously disclosed to Parker and may incur up to an aggregate of $200,000 in 1999;

              (e) Without the prior written consent of Parker, which consent will not be unreasonably withheld, Superior shall not, and shall not permit any of the Superior Subsidiaries to (i) sell, pledge, dispose of or encumber any material portion of its assets; (ii) incur, assume or guarantee indebtedness for money borrowed, other than borrowings under their revolving line of credit in the ordinary course of business; or
         (iii) prepay any indebtedness or other material liability, except prepayments of indebtedness pursuant to or required by revolving lines of credit and prepayments made to obtain prepayment discounts consistent with prior practices;

              (f) Superior shall not, and shall not permit any of the Superior Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, or otherwise acquire direct or indirect control over any other person, except for (i) purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, (ii) other investments in connection with cash management activities consistent with past practice, or (iii) purchases of inventory, spares and replacements consistent with past practices;

              (g) Superior shall, and shall cause the Superior Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject;

              (h) Superior shall not, and shall not permit any of the Superior Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Superior promptly shall advise Parker orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Superior MAE; and

              (i) Superior shall, and shall cause the Superior Subsidiaries to, make available to Parker and its representatives such information with respect to the business and affairs of Superior and the Superior Subsidiaries as Parker shall reasonably request, and shall confer at such times as Parker may reasonably request with one or more representatives of Parker to report material operational matters and the general status of ongoing operations.

         3.2 NO SOLICITATION. From and after the date of this Agreement, neither Superior nor any Superior Subsidiary shall, directly or indirectly, through any officer, director, employee, representative or agent of Superior or any of the Superior Subsidiaries, (i) solicit or knowingly encourage, including by way of furnishing information, or take any other action to knowingly facilitate the initiation of any inquiries or proposals regarding (A) any merger, combination, tender offer, share exchange, sale of shares of capital stock or similar business combination transactions involving Superior or the Superior Subsidiaries, or the acquisition, directly or indirectly, of a material interest in any voting securities of Superior or any of the Superior Subsidiaries or (B) any sale or other disposition, directly or indirectly, of 5% or more of the assets of Superior and the Superior Subsidiaries, taken as a whole (any of the transactions being referred to herein as a "Superior Acquisition Transaction"), (ii) negotiate or otherwise engage in discussions with any person (other than Parker, Sub or their directors, officers, employees, agents and representatives) with respect to any Superior Acquisition Transaction, (iii) enter into any agreement, arrangement or understanding requiring it to terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; or (iv) agree to endorse or endorse any Superior Acquisition Transaction; provided, however, that nothing in this
Section 3.2 or elsewhere in this Agreement shall prevent the members of the Board of Directors of Superior from (i) furnishing information to (but only pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement between Superior and Parker dated October 22, 1998 (the "Confidentiality Agreement")) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Superior Acquisition Transaction (an "Alternative Proposal"), if, and only to the extent that, (A) the Board of Directors of Superior, based on the written opinion of outside counsel (a copy of which shall be provided promptly to Parker), determines in good faith that such action is required for the Board of Directors of Superior to comply with its fiduciary duties to stockholders imposed by law, (B) such Alternative Proposal is not conditioned on the receipt of financing, the Board of Directors of Superior has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is more favorable to the stockholders of Superior than the Merger, and the Board of Directors of Superior has received a written opinion from a nationally-recognized investment banking firm (a copy of which shall be provided promptly to Parker) to the effect that the consideration to be received by stockholders of Superior in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Superior provides written notice to Parker to the effect that it is furnishing information to, or entering into negotiations with, such person or group, and
(D) Superior keeps Parker informed of the status and all material information with respect to any such discussions or negotiations, and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

         3.3 AFFILIATE LETTERS. At least 30 days prior to the Closing Date, Superior shall deliver to Parker a list, which shall be reasonably acceptable to Parker, identifying all persons whom it believes are, at the time this Agreement is submitted for approval to the stockholders of Superior, "affiliates" of Superior for purposes of Rule 145 under the Securities Act. Superior shall deliver or cause to be delivered to Parker on or prior to the Closing Date a duly executed affiliate letter in the form of Exhibit A (an "Affiliate's Agreement") for each such "affiliate" of Superior. Parker shall be entitled to place legends as specified in such Affiliate's Agreements on the certificates evidencing any Parker Common Stock to be received by such affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Parker Common Stock consistent with the terms of such Affiliate's Agreements.

         3.4 OBTAIN TAX OPINION. Superior shall use its best efforts to obtain the tax opinion referred to in Section 6.3(d) hereof.

                                   ARTICLE IV

                 COVENANTS OF PARKER PRIOR TO THE EFFECTIVE TIME

         Parker covenants and agrees as follows:

         4.1 CONDUCT OF BUSINESS BY PARKER PENDING THE MERGER. From the date of this Agreement until the Effective Time, unless Superior shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, Parker shall not, and shall not permit any of the Parker Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Parker promptly shall advise Superior orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Parker MAE.

         4.2 STOCK EXCHANGE LISTING. Parker shall use all reasonable efforts to cause the shares of Parker Common Stock to be issued in the Merger and the shares of Parker Common Stock to be reserved for issuance upon the exercise of Superior Options to be assumed by Parker in the Merger, if any, to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, prior to the Closing Date.

         4.3 OBTAIN TAX OPINION. Parker shall use its best efforts to obtain the tax opinion referred to in Section 6.2(f) hereof.

         4.4 AVAILABLE INFORMATION. Parker shall, and shall cause the Parker Subsidiaries to, make available to Superior and its representatives such information with respect to the business and affairs of Parker and the Parker Subsidiaries as Superior shall reasonably request, and shall confer at such times as Superior may reasonably request with one or more representatives of Superior to report material operation matters and the general status of ongoing operations.

         4.5 FUTURE ACQUISITIONS. Parker shall not, and shall not permit any of the Parker Subsidiaries to, enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, or otherwise acquire direct or indirect control over any other person, to the extent such transaction would prohibit the consummation of this transaction.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1  MEETINGS OF STOCKHOLDERS.

              (a) Superior shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a special meeting of the Superior stockholders to consider approval and adoption of this Agreement and the Merger (the "Superior Stockholders' Meeting"), and Superior shall consult with Parker in connection therewith. Subject to Section 3.2 hereof and to the fiduciary duties of its Board of Directors, the Board of Directors of Superior shall recommend to the stockholders of Superior the approval of this Agreement and Superior shall use all reasonable efforts to solicit from stockholders of Superior proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger (the "Required Superior Vote").

              (b) Parker shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a special meeting of Parker's stockholders (the "Parker Stockholders' Meeting") to consider approval of the Charter Amendment and the Share Issuance, and Parker shall consult with Superior in connection therewith. Subject to the fiduciary duties of its Board of Directors, the Board of Directors of Parker shall recommend to the stockholders of Parker the approval of the Charter Amendment and the Share Issuance and Parker shall use all reasonable efforts to solicit from stockholders of Parker proxies in favor of the approval of the Charter Amendment and the Share Issuance and to secure the vote or consent of the stockholders of Parker required by the DGCL and the rules of the NYSE to approve the Charter Amendment and the Share Issuance (the "Required Parker Vote").

         5.2  REGISTRATION STATEMENT; PROXY STATEMENTS.

              (a) Joint Proxy Statement/Prospectus. As promptly as practicable after the execution of this Agreement, Parker and Superior shall jointly prepare and file with the Commission a joint proxy statement and forms of proxies in connection with (i) the solicitation of proxies to be voted at the Parker Stockholders' Meeting with respect to the Charter Amendment and the Share Issuance and (ii) in connection with the solicitation of proxies to be voted at the Superior Stockholders' Meeting with respect to this Agreement and the Merger (such joint proxy statement, together with any amendments thereof or supplements thereto effected prior to the effective date of the Registration Statement, being the "Joint Proxy Statement"). As soon as practicable after the date hereof, Parker shall prepare and file with the Commission a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a Joint Proxy Statement for stockholders of Parker and a proxy statement/prospectus for stockholders of Superior in connection with the registration under the Securities Act of the offering, sale and delivery of the Parker Common Stock to be issued pursuant to this Agreement upon consummation of the Merger to stockholders of Superior (the "Joint Proxy Statement/Prospectus"). Each of Parker and Superior shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. Each of Parker and Superior will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Parker Common Stock in the Merger. As promptly as practicable after the Registration Statement shall have become effective, (x) Parker shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Parker Stockholders' Meeting and (y) Superior shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Superior Stockholders' Meeting.

              (b) Superior Information. The information supplied by Superior for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Superior for inclusion in the Joint Proxy Statement/Prospectus shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Parker, at the date (if different) the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Superior, at the time of the Parker Stockholders' Meeting, at the time (if different) of the Superior Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Superior or any of the Superior Subsidiaries, or their respective officers or directors, should be discovered by Superior that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Superior shall promptly inform Parker. All documents that Superior is responsible for filing with the Commission in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

              (c) Parker Information. The information supplied by Parker for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parker for inclusion in the Joint Proxy Statement/Prospectus shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Parker, at the date (if different) the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Superior, at the time of the Parker Stockholders' Meeting, at the time (if different) of the Superior Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parker or any of its affiliates, or to their respective officers or directors, should be discovered by Parker that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parker shall promptly inform Superior. All documents that Parker is responsible for filing with the Commission in connection with the transactions contemplated hereby shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

              (d) Amendments. No amendment or supplement to the Registration Statement, the Joint Proxy Statement or the Joint Proxy Statement/Prospectus shall be made by Parker or Superior without the approval of the other party, which shall not be unreasonably withheld or delayed. Parker and Superior each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement or the solicitation of proxies pursuant to the Joint Proxy Statement/Prospectus, the suspension of the qualification of Parker Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the Commission for amendment of the Registration Statement, the Joint Proxy Statement or the Joint Proxy Statement/Prospectus, the receipt from the staff of the Commission of comments thereon or any request by the staff of the Commission for additional information with respect thereto.

         5.3  APPROPRIATE ACTION; CONSENTS; FILINGS.

              (a) Superior and Parker shall each use all reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things that, in either case, are necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any governmental authorities any authorizations or orders required to be obtained by Parker or Superior or any of their respective subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Parker) and the Exchange Act and the regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable law. Parker and Superior shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Superior and Parker shall furnish all information required for any application or other filing to be made pursuant to any applicable law or any applicable regulations of any governmental authority (including all information required to be included in the Joint Proxy Statement, the Joint Proxy Statement/Prospectus or the Registration Statement) in connection with the transactions contemplated by this Agreement.

              (b) Each of Superior and Parker shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (ii) any material failure by it or any of its officers, directors, employees or agents to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (iv) any notice or other communication from any governmental authority in connection with the Merger, (v) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting Superior, Parker or their respective subsidiaries that relate to the consummation of the Merger, and (vi) any change that is reasonably likely to have a Superior MAE or a Parker MAE, respectively, or is likely to delay or impede the ability of either Superior or Parker, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

              (c) Parker and Superior agree to cooperate and use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or governmental authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action.

              (d) (i) Each of Superior and Parker shall give (or shall cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any consents from third persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or to satisfy any of the conditions set forth in Article VI,
         (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Superior MAE or a Parker MAE from occurring prior to or after the Effective Time.

                  (ii) If any party shall fail to obtain any consent from a third person described in subsection (d)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Superior and Parker, their respective subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         5.4  ACCOUNTANTS LETTERS.

              (a) Superior shall use its reasonable efforts to cause KPMG Peat Marwick LLP to deliver a letter dated as of the date of the Proxy Statement, and addressed to Superior and Parker, in form and substance reasonably satisfactory to Parker and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Joint Proxy Statement.

              (b) Parker shall use its reasonable efforts to cause PricewaterhouseCoopers to deliver a letter dated as of the date of the Registration Statement, and addressed to Parker and Superior, in form and substance reasonably satisfactory to Superior and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Joint Proxy Statement.

         5.5 POOLING OF INTERESTS. Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests" and shall not take, and shall use all reasonable efforts to prevent any Affiliate (as such term is defined in the Securities Act) of such party from taking, any actions that could prevent the Merger from being treated for financial accounting purposes as a pooling of interests.

         5.6 SUPERIOR EMPLOYEE BENEFITS. As soon as practicable after the Effective Time, those employees of Superior and the Superior Subsidiaries who become employees of the Surviving Corporation or a subsidiary of the Surviving Corporation or Parker or a Parker Subsidiary shall be entitled to participate in all employee benefit plans of Parker, including, without limitation, the Parker 401(k) savings plan, in respect of their service after the Effective Time to the same extent that employees of Parker who are employed in comparable positions are entitled to participate. Parker and Superior further agree that any such employees shall be credited for their service with Superior for purposes of eligibility, benefit entitlement and vesting in the plans provided by Parker. Such employees' benefits under Parker's medical benefit plan shall not be subject to any exclusions for any pre-existing conditions (to the extent such exclusions did not apply under Superior's medical benefit plan), and credit shall be received for any deductibles or out-of-pocket amounts previously paid. The employees of Superior and the Superior Subsidiaries shall continue to participate in the benefit plans of Superior to the extent that the requirements set forth in the first sentence of this Section 5.6 are not satisfied.

         5.7  SUPERIOR STOCK OPTIONS.

              (a) Superior shall, in accordance with the terms of the Superior Stock Option Plan, cause each Superior Option that is outstanding under such plan at the Effective Time that has an exercise price in excess of the market price of the Superior Common Stock on the Closing Date (each an "Out-of-the-Money Superior Option") to be canceled as of the Effective Time. At the Effective Time, (i) Parker shall assume the Superior Stock Option Plan and
(ii) each Superior Option that is outstanding under the Superior Stock Option Plan as of the Effective Time (other than the Out-of-the-Money Superior Options) shall fully vest in accordance with the terms of the Superior Stock Option Plan and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Superior Stock Option Plan and such Superior Option, 0.90 of a share of Parker Common Stock for each share of Superior Common Stock covered by such Superior Option (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price per share of Superior Common Stock purchasable pursuant to such Superior Option immediately prior to the Effective Time divided by (z) 0.90.

              (b) As soon as practicable after the Effective Time, Parker shall deliver to the participants in the Superior Stock Option Plan appropriate notice setting forth such participants' rights pursuant thereto and, except as otherwise provided in subsection (a) above, the grants pursuant to the Superior Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.7 after giving effect to the Merger).

              (c) At the Effective Time, Parker shall grant to each holder of an Out-of-the-Money Superior Option who is employed by Superior at such time an option (each a "Replacement Option") to purchase a number of shares of Parker Common Stock equal to the number of shares of Superior Common Stock covered by such Out-of-the-Money Superior Option at the time it was canceled multiplied by
0.90. Each Replacement Option shall be granted pursuant to a stock option plan maintained by Parker or the Superior Stock Option Plan, as determined by Parker in its sole discretion. The purchase price for each share of Parker Common Stock subject to each Replacement Option shall be equal to the closing sales price of the Parker Common Stock on the Closing Date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the New York Stock Exchange (the "Market Value per Share"). Subject to the terms of the stock option plan pursuant to which a Replacement Option is granted and the agreement to be executed by Parker and each such individual evidencing the grant of such option (which agreement shall be in the form customarily used for granting options under such plan), each such option shall (i) have a term of ten years (which term shall begin on the Closing Date), (ii) vest and become exercisable in accordance with the vesting schedules set forth in the corresponding Out-of-the-Money Superior Options, and (iii) constitute an option that is not intended to be treated as an incentive stock option (within the meaning of section 422 of the Code).

              (d) At the Effective Time, Parker shall grant to each of the persons listed on Annex II (provided such individual is employed by Superior at such time) an option to purchase 75,000 shares of Parker Common Stock pursuant to a stock option plan maintained by Parker or the Superior Stock Option Plan, as determined by Parker in its sole discretion. The purchase price for each share of Parker Common Stock subject to each such option shall be equal to the Market Value per Share. Subject to the terms of the stock option plan pursuant to which such options are granted and the agreement to be executed by Parker and each such individual evidencing the grant of such option (which agreement shall be in the form customarily used for granting options under such plan), each such option shall (i) have a term of ten years (which term shall begin on the Closing Date), (ii) vest and become exercisable with respect to (A) 20% of the shares covered thereby on the Closing Date and (B) an additional 20% of the shares covered thereby on each of the first, second, third and fourth anniversaries of the Closing Date, and (iii) constitute an option that is not intended to be treated as an incentive stock option (within the meaning of section 422 of the Code).

              (e) As soon as practicable after the Effective Time, Parker shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parker Common Stock subject to the options described in the preceding paragraphs of this
Section 5.7 and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein), for so long as such options remain outstanding.

              (f) The Board of Directors of Superior (or a duly appointed committee thereof responsible for the administration of the Superior Stock Option Plan in accordance with the terms of such plan) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Superior Stock Option Plan and the instruments evidencing the Superior Options, to provide (i) for the cancellation of the Out-of-the-Money Superior Options as provided in paragraph (a) of this Section 5.7, (ii) for the conversion of the Superior Options (other than the Out-of-the-Money Superior Options) into options to acquire Parker Common Stock in accordance with paragraph (a) of this Section 5.7, and (iii) that no consent of the holders of the Superior Options is required in connection with such cancellation and conversion.

         5.8  [Intentionally omitted]

         5.9  TAX-FREE REORGANIZATION.

              (a) Parker and Superior shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of section 368(a) of the Code.

              (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code in all federal, state, and local Tax Returns after the Effective Time.

              (c) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of Superior's net assets, at least 70 percent of the fair market value of Superior's gross assets, at least 90 percent of the fair market value of the net assets of Sub and at least 70 percent of the fair market value of the gross assets of Sub, held immediately prior to the Merger, taking into account amounts used to pay reorganization expenses and any distributions other than regular dividends.

         5.10 INDEMNIFICATION.

              (a) From and after the Effective Time, Parker and the Surviving Corporation shall, to the extent provided in the certificate of incorporation or by-laws of Superior immediately prior to the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Superior or any of the Superior Subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with a claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Superior or any of the Superior Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time. The defense of any such claim, action, suit, proceeding or investigation shall be conducted by Parker and the Surviving Corporation. If Parker or the Surviving Corporation has failed to conduct such defense, the Indemnified Parties may retain counsel satisfactory to them and Parker and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parker and the Surviving Corporation (but the failure so to notify shall not relieve them from any liability which they may have under this Section 5.10 except to the extent such failure prejudices them). If Parker and the Surviving Corporation are responsible for the attorneys' fees of the Indemnified Parties, then the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

              (b) The Surviving Corporation shall purchase and maintain for a period of four years after the Effective Time continuation coverage for Superior's directors' and officers' liability insurance policy as in effect on the date hereof or obtain a directors' and officers' insurance policy with comparable coverage; provided, however, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by Superior for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parker, for a cost not exceeding such amount.

              (c) The rights granted hereunder to the Indemnified Parties who are Superior directors shall be contractual rights inuring to the benefit of such Indemnified Parties and shall survive this Agreement and any merger, consolidation or reorganization of the Surviving Corporation or Parker.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

              (a) This Agreement shall have been approved and adopted by the requisite vote of the stockholders of Superior, as may be required by law and by any applicable provisions of Superior's certificate of incorporation or bylaws;

              (b) The Charter Amendment and the Share Issuance shall have been approved and adopted by the requisite vote of the stockholders of Parker as required by the DGCL and the rules of the NYSE;

              (c) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

              (d) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

              (e) The Registration Statement shall be effective (and remain effective on the Closing Date), and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

              (f) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after consummation of the Merger;

              (g) The shares of Parker Common Stock issuable upon consummation of the Merger and the shares of Parker Common Stock issuable upon exercise of any Superior Options that are to become options to purchase Parker Common Stock pursuant to Section 5.7 shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

              (h) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained; save and except the consent of the lenders under the Superior revolving credit facility shall not be a condition of Closing.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARKER. The obligation of Parker to effect the Merger is, at the option of Parker, also subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

              (a) Each of the representations and warranties of Superior contained in Section 2.2 that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Superior on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Superior shall have been delivered to Parker;

              (b) Since the date of this Agreement, no Superior MAE shall have occurred, and Parker shall have received a certificate signed by the chief executive officer of Superior dated the Closing Date to such effect;

              (c) Superior shall have received, and furnished written copies to Parker of, each of the Superior affiliates' agreements required pursuant to Section 3.3;

              (d) Parker shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to Superior, an opinion dated the Closing Date in the form attached as Exhibit B; and

              (e) Parker shall have received from Vinson & Elkins L.L.P., a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code, (ii) Parker, Sub and Superior will each be a party to the reorganization within the meaning of section 368(b) of the Code, and (iii) no gain or loss will be recognized by Parker, Sub or Superior as a result of the Merger. In rendering such opinion, counsel may require and rely upon (and may incorporate by reference) representations and covenants to the extent commercially reasonable, including those contained in certificates of officers and/or directors or Parker, Superior, and Sub. Parker shall have received executed copies of the certificates of officers and directors of Parker, Superior, and Sub that may reasonably be required by counsel in connection with the tax opinions referred to in this Section 6.2(f).

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SUPERIOR. The obligation of Superior to effect the Merger is, at the option of Superior, also subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

              (a) Each of the representations and warranties of Parker and Sub contained in Section 2.1 that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Parker on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Parker shall have been delivered to Superior;

              (b) Since the date of this Agreement, no Parker MAE shall have occurred, and Superior shall have received a certificate signed by the chief executive officer of Parker dated the Closing Date to such effect;

              (c) Superior shall have received from Vinson & Elkins L.L.P., counsel to Parker, an opinion dated the Closing Date in the form attached as Exhibit C; and

              (d) Superior shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes
         (i) the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code, (ii) Parker, Sub and Superior will each be a party to that reorganization within the meaning of section 368(b) of the Code, and (iii) Superior and the stockholders of Superior who exchange Superior Common Stock for Parker Common Stock will not recognize any gain or loss as a result of the exchange of Parker Common Stock pursuant to the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares. In rendering such opinion, counsel may require and rely upon (any may incorporate by reference) representations and covenants to the extent commercially reasonable, including those contained in certificates of officers and/or directors of Parker, Superior and Sub and others. Superior shall have received executed copies of the certificates of officers and directors of Superior, Parker and Sub that may reasonably be required by counsel in connection with the tax opinions referred to in this
         Section 6.3(d).

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Parker and/or Superior:

              (a) by mutual consent of Parker and Superior;

              (b) by either Parker or Superior if the Merger has not been effected on or before May 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; provided, further, that this Agreement may be extended by written notice of either Parker or Superior to a date not later than August 31, 1999, if the Merger shall not have been consummated as a result of Parker or Superior having failed by May 31, 1999 to receive all required permits and orders with respect to the Merger or as a result of entering of an order by a court or governmental authority;

              (c) by either Parker or Superior if a final, nonappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

              (d) by either Parker or Superior if this Agreement shall fail to get the Required Superior Vote by the stockholders of Superior at the Superior Stockholders' Meeting;

              (e) by either Parker or Superior if the Charter Amendment or the Share Issuance fails to get the Required Parker Vote by the stockholders of Parker at the Parker Stockholders' Meeting;

              (f) by Parker if there has been a breach of any representation or warranty or covenant set forth in this Agreement by Superior, such that the conditions set forth in Section 6.2(a) would not be satisfied, which breach has not been cured within 30 days following receipt by Superior of notice of such breach;

              (g) by Superior if there has been a breach of any representation or warranty or covenant set forth in this Agreement by Parker, such that the conditions set forth in Section 6.3(a) would not be satisfied, which breach has not been cured within 30 days following receipt by Parker of notice of such breach;

              (h) by Parker, if (i) the Board of Directors of Superior withdraws, modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing or the Board of Directors of Superior shall have recommended to the stockholders of Superior any Alternative Proposal or resolved to do so;
         (ii) a tender offer or exchange offer for 30 percent or more of the outstanding shares of Superior Common Stock is commenced and the Board of Directors of Superior, within 10 Business Days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or (iii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 30 percent or more of the then outstanding shares of Superior Common Stock; or

              (i) by Superior, if Superior accepts an Alternative Proposal and makes the payment required pursuant to Section 7.4 of this Agreement.

         7.2 EFFECT OF TERMINATION. Except as provided in Section 7.4 or 8.1 of this Agreement, in the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parker, Sub or Superior or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any misrepresentation or breach of any covenant or agreement under this Agreement.

         7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Superior or the Share Issuance and Charter Amendment have been approved by stockholders of Parker, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4  FEES, EXPENSES AND OTHER PAYMENTS.

              (a) Except as provided in this Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the parties incurring such expense, except that expenses incurred in connection with printing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared equally by Parker and Superior.

              (b) If this Agreement is terminated by Parker pursuant to Section 7.1(h) or by Superior pursuant to Section 7.1(i), then Superior shall pay to Parker a termination fee equal to $7 million.

              (c) If this Agreement is terminated by Parker or Superior pursuant to Sections 7.1(d) or 7.1(f) and within 12 months of any such termination, Superior or any of the Superior Subsidiaries accepts a written offer or enters into a written agreement to consummate a Superior Acquisition Proposal with such person or any of its Affiliates and Superior or such Superior Subsidiary is acquired, through merger, consolidation, share exchange, sale of assets or otherwise, by such person or any of its Affiliates, then Superior shall at the closing (and as a condition of such closing) pay to Parker immediately a termination fee of $7 million.

              (d) If Superior shall fail to pay Parker any fee or other amount due hereunder, Superior shall pay the costs and expenses (including legal fees and expenses) of Parker in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime interest rate of Citibank N.A. in effect from time to time, from the date such fee or other payment was required to be paid until payment in full.

              (e) Subject to the following sentences, the payments required by this Section 7.4 shall constitute liquidated damages in full and complete satisfaction of, and shall be the sole and exclusive remedy of Parker for, any loss, liability, damage or claim arising out of or in conjunction with the transactions contemplated by this Agreement, including any termination of this Agreement pursuant to Section 7.1 and shall not constitute a penalty. Notwithstanding the foregoing sentence, if (i) this Agreement is terminated by Parker as a result of an intentional breach of any representation, warranty, covenant or agreement by Superior and no termination fee is required to be paid pursuant to Section 7.4(c), Parker may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as Parker may be entitled to receive at law or in equity or (ii) this Agreement is terminated by Superior as a result of an intentional breach of any representation, warranty, covenant or agreement by Parker, Superior may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as Parker may be entitled to receive at law or in equity.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties in this Agreement shall terminate at the Effective Time and the representations, warranties, covenants and agreements of each of the parties hereto shall terminate upon the termination of this Agreement pursuant to Section 7.1, except that the covenants and agreements set forth in Article I and Sections 2.1(h), 5.3(d), 5.5, 5.6, 5.7, 5.9 and 5.10 shall survive the Effective Time and Section 7.4 and Article VIII hereof shall survive the termination of this Agreement.

         8.2 PUBLIC STATEMENTS. Superior and Parker agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the consent of the other, except as may be required by law or applicable stock exchange rules.

         8.3 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         8.4 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to Superior:            Superior Energy Services, Inc.
                                    1105 Peters Road
                                    Harvey, Louisiana  70058
                                    Attention:  Terence Hall

         with a copy to:            Jones, Walker, Waechter, Poitevent,
                                    Carrere & Denegre, L.L.P.
                                    First NBC Building
                                    201 St. Charles Avenue
                                    New Orleans, Louisiana  70170-5100
                                    Attention:  William B. Masters

         if to Parker:              Parker Drilling Company
                                    Parker Building
                                    8 East Third Street
                                    Tulsa, Oklahoma  74103
                                    Attention:  James J. Davis

         with a copy to:            Vinson & Elkins L.L.P.
                                    2300 First City Tower
                                    1001 Fannin Street
                                    Houston, Texas  77002-6760
                                    Attention:  T. Mark Kelly

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 8.4. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the DGCL.

         8.6 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         8.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         8.8 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         8.9 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as specifically provided herein.

         8.10 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         8.11 DISCLOSURE LETTERS.

              (a) The Superior Disclosure Letter, executed by Superior as of the date hereof, and delivered to Parker on the date hereof, contains all disclosure required to be made by Superior under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Superior Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

              (b) The Parker Disclosure Letter, executed by Parker as of the date hereof, and delivered to Superior on the date hereof, contains all disclosure required to be made by Parker under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Parker Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK.
                      THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                       SUPERIOR ENERGY SERVICES, INC.



                                       By /s/ Terence E. Hall
                                          --------------------------------------
                                          Name:   Terence E. Hall
                                          Title:  President


                                       PARKER DRILLING COMPANY



                                       By /s/ James J. Davis
                                          --------------------------------------
                                          Name:   James J. Davis
                                          Title:  Senior Vice President and
                                                  Chief Financial Officer


                                       SAINTS ACQUISITION COMPANY



                                       By /s/ James J. Davis
                                          --------------------------------------
                                          Name:   James J. Davis
                                          Title:  Vice President

                                     ANNEX I

                 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION



NAME                                                TITLE
----                                                -----
Directors:

Robert L. Parker Jr....................... Chairman of the Board
James W. Linn............................. Director
James J. Davis............................ Director
Terence E. Hall........................... Director

Officers:

Terence E. Hall........................... President and Chief Executive Officer
Robert S. Taylor.......................... Vice President-Finance
James W. Linn............................. Vice President
James J. Davis............................ Vice President
James Ravannack........................... Vice President
Ernest Yancey............................. Vice President
I.E. Hendrix.............................. Treasurer
Carolyn Plaisance......................... Secretary
Phil Burch................................ Assistant Secretary

                                    ANNEX II


Terence E. Hall
Robert S. Taylor
Ken Blanchard
Charles Funderburg

                                    EXHIBIT A

                              AFFILIATE'S AGREEMENT

                                     [Date]


[Parker Address]

Ladies and Gentlemen:

         The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Superior Energy Services, Inc., a Delaware corporation ("Superior"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Regulations of the Commission under the Securities Act (an "Affiliate").

         Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company., a newly formed Delaware corporation and a wholly-owned Subsidiary of Parker ("Sub"), and Superior dated as of October 28, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into Superior (the "Merger"), the undersigned will be entitled to receive shares of Parker Common Stock in exchange for shares of Superior Common Stock owned by the undersigned at the Effective Time of the Merger as determined pursuant to the Merger Agreement. Capitalized terms used but not defined herein are defined in the Merger Agreement and are used herein with the same meanings as ascribed to them therein.

         The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

         In consideration of the agreements contained herein, Parker's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of (i) Superior Common Stock during the period from the date hereof until the earlier of the Effective Time and the termination of the Merger Agreement (which period, if the Merger is consummated, will be greater than thirty (30) days), (ii) Parker Common Stock received by the undersigned pursuant to the Merger or otherwise owned by the undersigned until such time as financial statements that include at least thirty (30) days of combined operations of Superior and Parker after the Merger shall have been publicly reported, unless the undersigned shall have delivered to Parker, prior to any such sale, transfer or other disposition, a written opinion from PricewaterhouseCoopers LLP, independent public accountants for Parker, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to Parker, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the Regulations of the Commission or (iii) Parker Common Stock received by the undersigned pursuant to the Merger in violation of the Securities Act or the Regulations thereunder. The undersigned has been advised that the offering, sale and delivery of the shares of Parker Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed to be an Affiliate at the time the Merger is submitted for a vote of the stockholders of Superior, Parker Common Stock received by the undersigned pursuant to the Merger can be sold by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

         The undersigned also understands that instructions will be given to the Exchange Agent for Parker Common Stock with respect to Parker Common Stock to be received by the undersigned pursuant to the Merger and that there will be placed on the certificates representing such shares of Parker Common Stock, or any substitutions therefor, a legend stating in substance as follows:

         "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and Parker Corporation, a copy of which agreement is on file at the principal offices of Parker Corporation."

It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parker an opinion of counsel, in form and substance reasonably satisfactory to Parker, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

         By its execution hereof, Parker agrees that it will, as long as the undersigned owns any Parker Common Stock to be received by the undersigned pursuant to the Merger, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Exchange Act and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

         If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                       Very truly yours,


                                       By
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Date:
                                          Address:

ACCEPTED this ___ day
of ______________, 1998:

PARKER DRILLING COMPANY


By
   ---------------------------
   Name:
   Title:

                                    EXHIBIT B

                          FORM OF JONES, WALKER OPINION


                                October __, 1998



Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana  70058

Ladies and Gentlemen:

         We have acted as counsel to Superior Energy Services, Inc., a Delaware corporation ("Superior"), in connection with the Merger (the "Merger") and related transactions contemplated by that certain Agreement and Plan of Merger dated October 28, 1998, by and among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parker ("Merger Sub"), and Superior (the "Agreement"), pursuant to which Merger Sub will be merged with and into Superior. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Agreement. This opinion is being rendered pursuant to Section 6.2(d) of the Agreement.

         In connection therewith, we have examined copies of the Agreement and originals, or photostatic or certified copies, of such corporate records of Superior, and such communications, certificates of public officials, certificates of officers of Superior and other documents, as we have deemed necessary or appropriate for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of Superior, and other documents or writings, we have relied, to the extent we deem necessary or appropriate, upon the representations and warranties made by Superior in the Agreement and related instruments, and upon certificates and other communications of corporate officers of Superior, without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, and in reliance thereon, and subject to the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

         1. Superior is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Registration Statement on Form S-4 (Registration No. __________) filed with the Securities and Exchange Commission by Parker pursuant to the Securities Act of 1933, as amended, which became effective on _____________;

         2. The appropriate filings have been made with respect to the Merger with the Secretary of State of the State of Delaware to cause the Merger to become effective;

         3. Superior has the requisite corporate power to merge with Merger Sub as contemplated by the Agreement;

         4. The execution and delivery of the Agreement did not, and the consummation of the Merger will not, violate any provisions of Superior' Articles of Incorporation or Bylaws, each as amended to date; and

         5. The Agreement has been duly and validly authorized, executed and delivered by Superior, and the Agreement is a valid and binding agreement of Superior enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles and except as the enforceability of the indemnification provision may be limited by applicable federal or state securities laws.

         This opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         This opinion is solely for your benefit and except for Parker, which shall be entitled to rely on this opinion, may not be relied upon by any other person without our written permission.


                                       Very truly yours,



                                       JONES, WALKER, WAECHTER, POITEVENT,
                                       CARRERE & DENEGRE, L.L.P.

                                    EXHIBIT C

                         FORM OF VINSON & ELKINS OPINION


                                October __, 1998


Parker Drilling Company
Parker Building
8 East Third Street
Tulsa, Oklahoma  74103

Ladies and Gentlemen:

         We have acted as counsel to Parker Drilling Company, a Delaware corporation ("Parker"), in connection with the Merger (the "Merger") and related transactions contemplated by the Agreement and Plan of Merger dated October 28, 1998 (the "Agreement"), by and among Saints Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parker ("Merger Sub"), and Superior Energy Services, Inc., a Delaware corporation ("Superior"). All capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement. This opinion is being rendered pursuant to Section 6.3(c) of the Agreement.

         In connection with rendering the opinions hereinafter set forth, we have examined originals or photostatic or certified copies of all such corporate records of Parker and its subsidiaries, such agreements, communications and other instruments, certificates of officers of Parker, certificates and telegrams of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the correctness of all statements of fact contained therein, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents (except for the due execution and delivery of the Agreement by Parker) where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied on the accuracy of the representations and warranties as to factual matters by all of the parties contained in the Agreement as well as the truth and accuracy of all of the representations and warranties as to factual matters made by Parker and Superior in connection with the Merger and the opinions hereinafter set forth. As to certain questions of fact material to the opinions hereinafter set forth, we have, to the extent we deemed appropriate, relied on certificates of officers of Parker and on certificates and telegrams of governmental officials.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. Parker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Registration Statement on Form S-4 (Registration No. __________) (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, which Registration Statement became effective on _________.

         2. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Registration Statement.

         3. The appropriate filings have been made with respect to the Merger with the Secretary of State of the State of Delaware to cause the Merger to become effective.

         4. Merger Sub has the requisite corporate power to merge with and into Superior as contemplated by the Agreement.

         5. The execution and delivery of the Agreement did not, and the consummation of the Merger will not, violate any provision of Parker's Restated Certificate of Incorporation or Bylaws or Merger Sub's Certificate of Incorporation or Bylaws.

         6. The Agreement has been duly and validly authorized, executed and delivered by Parker and Merger Sub, and the Agreement is a valid and binding agreement of Parker and Merger Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles and except as the enforceability of the indemnification provision may be limited by applicable federal or state securities laws.

         7. The Registration Statement has become effective under the Securities Act.

         8. The shares of Parker Common Stock to be delivered in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and nonassessable.

         The opinions set forth herein are specifically limited to matters of the laws of the State of Delaware and of the United States, and the General Corporation Law of the State of Delaware.

         This letter is furnished to you solely for your benefit pursuant to the Agreement. This letter and the opinions expressed herein may not be used or relied upon by you for any other purpose and may not be relied upon for any purpose by any other person or entity without our prior written consent. Except for the use permitted herein, this letter is not to be quoted or reproduced in whole or in part or otherwise referred to in any manner nor is it to be filed with any governmental agency or delivered to any other person.


                                       Very truly yours,


                                       VINSON & ELKINS L.L.P.


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